Exhibit 99.4

MANGOCEUTICALS, INC.

WHISTLEBLOWER PROTECTION POLICY

I. INTRODUCTION

Mangoceuticals, Inc. (the “Company”) is committed to providing a workplace that is conducive to open discussion of its business practices. It is Company policy to comply with all applicable laws, including laws that protect employees against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting of information regarding, or their participating in, investigations involving alleged corporate fraud or other alleged violations of rules and regulations (the “Laws”) relating to among other things, corporate reporting, accounting, internal accounting controls, auditing and financial disclosure matters, including all Securities and Exchange Commission (SEC) and securities-related Laws (collectively, the “Financial Practices”) by the Company, its officers and directors, or other Persons.

To promote compliance with all applicable laws, rules and regulations, the Board of Directors adopted its Code of Ethical Business Conduct (the “Code”) that reiterates the standards of conduct and ethical behavior that the Company expects of its directors, officers, employees, contractors, consultants and agents (collectively, “Persons” and individually, a “Person”). The Board of Directors has adopted this Whistleblower Protection Policy (the “Policy”) to emphasize its commitment to compliance with the highest ethical standards, and to adhere with rules and regulations promulgated pursuant to the Sarbanes Oxley Act of 2002.

It is of utmost importance to the Company to investigate all claims or complaints of fraudulent or otherwise illegal or inappropriate acts relating to its Financial Practices. The Company will take all appropriate action to remedy such violations should they occur, but the Company’s ultimate goal is to prevent and deter all violations of Financial Practices Laws. To accomplish this goal, the Company encourages all employees and other interested persons to report any potential violations of Financial Practices Laws. In addition, the Company believes that employees and other interested persons should be able to make such complaints confidentially and anonymously and without the threat of retaliation.

II. WHISTLEBLOWER PROTECTION POLICY

Federal laws prohibit retaliatory action by public companies against their employees who take certain lawful actions when they suspect wrongdoing on the part of their employer. In furtherance of the Company’s obligations under federal law, neither the Company nor any of its directors, officers, employees, contractors, consultants or agents, may discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee because of any lawful act done by the employee to:

a)	Provide information to or otherwise assist in an investigation by a federal regulatory or law enforcement agency, any member of Congress or committee of Congress, or any Person with supervisory authority over the employee (or such other Person working for the Company who has the authority to investigate, discover or terminate an employee), where such information or investigation relates to any conduct that the employee reasonably believes constitutes a violation of federal mail fraud, wire fraud, bank fraud or securities fraud laws, any SEC rule or regulation, or any other federal law relating to fraud against shareholders; or

b)	File, testify, participate in, or otherwise assist in a proceeding relating to alleged violations of any of the federal fraud or securities laws described in (a) above.

Mangoceuticals, Inc.
Whistleblower Protection Policy

III. COMPLIANCE PROCEDURES

A. Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of its Board of Directors or a committee thereof, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to; (i) monitor compliance with the Company’s adopted Code, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of the Code; and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code may include, but are not limited to, oral or written reprimands, warnings, counseling, probation or suspension with or without pay, demotions, reduction in salary, restitution, and termination of employment or service to the Company.

Management of the Company shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code of Ethics and the actions taken with respect to any such violation.

B. Reporting Illegal or Unethical Behavior

Persons are required to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any Person believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code of Ethics, he or she is obligated to bring the matter to the attention of the Company.

The best starting point for a Person seeking advice on ethics related issues or reporting potential violations of the Code will usually be his or her immediate supervisor. However, if the conduct in question involves his or her supervisor, if the Person has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the Person does not feel that he or she can discuss the matter with his or her immediate supervisor, the Person should raise the matter, confidentially, to the Board of Directors.

C. Submitting Concerns About Accounting, Internal Controls or Auditing Matters

The Company is committed to achieving compliance with all applicable laws and regulations, including those relating to accounting standards and audit practices. The Company’s Audit Committee is responsible for overseeing treatment of complaints regarding these matters. In order to facilitate the reporting of suspected accounting and audit related violations by Persons, the Audit Committee has established the following procedures for the confidential and/or anonymous submission of concerns regarding questionable accounting and auditing matters.

If a Person is not sure if the matter he or she is concerned about relates to accounting or auditing matters, the Person should ask his or her immediate supervisor, or contact the Board of Directors and report such concerns in writing to the Audit Committee at the following address:

Mangoceuticals, Inc.

Attn: Board of Directors / Audit Committee

4131 N. Central Expressway, Suite 900

Dallas, Texas 75204

Mangoceuticals, Inc.
Whistleblower Protection Policy

Any information submitted by a Person will be treated in a confidential manner, except to the extent necessary: (i) to conduct a complete and fair investigation; or (ii) for review of Company operations by the Company’s Board of Directors, its Audit Committee or the Company’s independent public accountants and the Company’s counsel. However, if a Person wishes to remain anonymous, it is not necessary for the Person to give his or her name or position in any notification. Whether a Person identifies himself or herself or not, and in order that a proper investigation can be conducted, a Person is encouraged to give as much information as possible to enable the Company to undertake a proper investigation, including where and when the incident occurred, names and titles of the individuals involved and as much other detail as such reporting Person can provide.

All complaints should be marked “Confidential” and “Private” when possible. All complaints should be made in good faith and with the reasonable belief that a violation has occurred or may occur in the future. If the complaint is found to have been made maliciously or in bad faith, the employee making the bad faith complaint will face appropriate disciplinary action, which may include discharge.

D. Policy Against Retaliation

The Company will not permit any negative or adverse actions to be taken against any Persons who in good faith report a possible violation of the Code, including any concerns regarding questionable accounting or auditing matters, even if the report is mistaken, or against any Person who assists in the investigation of a reported violation. Any act of alleged retaliation should be reported immediately and will be promptly investigated.

Retaliation in any form will not be tolerated by the Company. Disciplinary measures for any acts of retaliation may include, but are not limited to, oral or written reprimands, warnings, counseling, probation or suspension with or without pay, demotions, reduction in salary, restitution and termination of employment or service with the Company.

IV. INVESTIGATING A COMPLAINT

After reviewing the complaint, the Chair of the Audit Committee will use his reasonable judgment to determine whether enough evidence exists to begin a formal investigation. The Chair of the Audit Committee may confer with other internal (e.g., management) and external (e.g., outside counsel or independent auditors) advisors in making this determination. The Chair of the Audit Committee shall communicate his decision to the Person who made the complaint (unless it was made anonymously), the full Audit Committee and Board of Directors and members of management when appropriate. All parties involved with a complaint or subsequent investigation shall treat all correspondence confidentially and shall not reveal any information about the complaint to another party unless such a communication is necessary and authorized in conjunction with the investigation or this Policy.

If the Chair of the Audit Committee determines that a formal investigation should be made, the full Audit Committee shall review all of the facts and evidence then existing and make a determination as to whether a formal investigation should proceed. If the full Audit Committee decides that a formal investigation is appropriate, then the Chair of the Audit Committee shall oversee and conduct the formal investigation in accordance with the guidelines in this Policy. The Chair of the Audit Committee shall regularly report his progress to the full Audit Committee, and shall make a final report to the Audit Committee and the Board of Directors when the investigation is completed. The Chair of the Audit Committee may retain outside counsel or other advisors if he deems it necessary to carry out the investigation.

If the Chair of the Audit Committee determines that there is insufficient evidence to proceed with a formal investigation, then he shall report this finding to the Audit Committee and the Audit Committee shall retain any documents associated with the initial investigation in accordance with Section VI of this Policy.

V. CORRECTIVE ACTION

After the formal investigation, the Audit Committee shall determine what corrective action, if any, is appropriate. The Audit Committee shall, when appropriate, inform Company management of a violation so that management may take the appropriate or required corrective action, including reporting the violation to the appropriate governmental authorities.

VI. RETENTION OF DOCUMENTS

All complaints submitted in written form and all written materials produced or acquired pursuant to an investigation under this Policy shall be kept confidential to the extent possible (consistent with the need to conduct an adequate investigation) and shall be retained by the Audit Committee for not less than seven years.

Mangoceuticals, Inc.
Whistleblower Protection Policy
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